Exhibit 99.1

For Immediate Release

HOLLIS-EDEN PHARMACEUTICALS ANNOUNCES COST-CUTTING MEASURES TO

FOCUS RESOURCES ON ADVANCEMENT OF ONGOING

CLINICAL DEVELOPMENT PROGRAMS

SAN DIEGO, CA – February 2, 2009 – Hollis-Eden Pharmaceuticals, Inc. (NASDAQ:HEPH) today announced that, due to current economic and industry conditions, it is implementing an aggressive cost-cutting plan in order to preserve capital and focus the Company’s resources on advancing its TRIOLEX™ (HE3286) and APOPTONE™ (HE3235) clinical development programs. As a result of the actions taken, the Company is reducing its workforce by approximately 33%, or 20 employees, as well as freezing salaries and suspending bonuses for all Company employees, including the Company’s executive officers. Hollis-Eden expects that the cost-cutting measures being taken will allow the Company to continue to fund operations for approximately two years without reliance on the equity markets. Furthermore, the Company has no debt.

“During the current economic downturn and financial crisis, access to capital, especially in the small cap biotechnology sector, has been sparse and company valuations have been deeply discounted,” stated Richard B. Hollis, Chairman and Chief Executive Officer of Hollis-Eden Pharmaceuticals. “This environment necessitates dramatic changes in order to move clinical programs forward. Layoffs are extremely painful for any organization but the necessity of preserving cash in this challenging financial environment means that expenses must be reduced everywhere possible. Layoffs, frozen wages and suspension of bonuses are measures and sacrifices companies must make to preserve precious capital. Investment bankers, analysts and money managers indicate clearly that extending cash runways out to 24 months or longer, and advancing drug candidates to critical value-driving inflection points, is key to weathering this economic storm. Among the hundreds of publicly traded biotechnology companies today, many of which have between six and twelve months of cash, Hollis-Eden is one of the fortunate few that has sufficient capital to significantly extend its runway by restructuring its organization. By taking these measures, we expect our operating budget going forward to enable us to sustain our current clinical development programs through both 2009 and 2010.

“We continue to have multiple opportunities in our diversified clinical development programs to demonstrate and drive future value,” added Hollis. “We have made significant investments in our two lead drug candidates, TRIOLEX and APOPTONE, and if they are successfully commercialized, we believe they should offer competitive advantages over currently approved products in major market indications and that they could be significant revenue drivers for Hollis-Eden. As a result, we believe that we may have multiple future opportunities to monetize our assets either through improved technology value, strategic collaborations, research and development partnerships, or licensing arrangements.

“To those employees affected by our workforce reduction,” stated Hollis, “we are greatly appreciative of the contributions they have made to Hollis-Eden, and we wish them well in the future. While taking these measures is never easy, today’s difficult economic climate and tough market conditions for our industry make such actions unavoidable and necessary.”

About Hollis-Eden Pharmaceuticals, Inc.

Hollis-Eden Pharmaceuticals, Inc. is a world leader in the development of a proprietary class of adrenal steroid hormones as novel pharmaceuticals for human health. Through its Hormonal Signaling Technology Platform, Hollis-Eden is developing a new series of small molecule compounds that are metabolites or synthetic analogs of endogenous hormones derived by the adrenal glands from the body’s most abundant circulating adrenal steroid. These steroid hormones, designed to restore the biological activity of cellular signaling pathways disrupted by disease and aging, have been demonstrated in humans to possess several properties with potential therapeutic benefit — they regulate innate and adaptive immunity, reduce nonproductive inflammation and stimulate cell proliferation. The Company’s clinical drug development candidates include TRIOLEX™ (HE3286), a next-generation compound currently in clinical trials for the treatment of type 2 diabetes, ulcerative colitis and rheumatoid arthritis, and APOPTONE™ (HE3235), a next-generation compound in a clinical trial for the treatment of late-stage prostate cancer. In addition to these clinical development candidates, Hollis-Eden has an active research program that is generating additional new clinical leads that are being further evaluated in preclinical models of a number of different diseases. For more information on Hollis-Eden, visit the Company’s website at www.holliseden.com.

This press release contains forward-looking statements within the meaning of the federal securities laws concerning, among other things, the impact of the cost-cutting measures and workforce reduction on the Company’s financial resources, including the Company’s expectation that these measures will allow the Company to fund operations and sustain its current clinical development programs for approximately two years without reliance on the equity markets, the potential and prospects of the Company’s drug discovery program and its drug candidates. Any statement included in this press release that are not a description of historical facts are forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause the Company’s actual results to differ materially from historical results or those expressed or implied by such forward-looking statements. Such statements are subject to certain risks and uncertainties inherent in the Company’s business, including, but not limited to: the possibility that the Company’s cost-cutting measures and workforce reduction will not have the anticipated effect or that unexpected expenses may be incurred with respect to these measures; the ability to complete preclinical and clinical trials successfully and within specified timelines, if at all; the ability to obtain regulatory approval for TRIOLEX (HE3286), APOPTONE (HE3235) or any other investigational drug candidate; the Company’s future capital needs; the Company’s ability to obtain additional funding; the ability of the Company to protect its intellectual property rights and to not infringe the intellectual property rights of others; the development of competitive products by other companies; and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update or revise the information contained in this press release as a result of new information, future events or circumstances arising after the date of this press release.

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Contact:

Scott Rieger, Vice President, Corporate Communications

Hollis-Eden Pharmaceuticals, Inc.

(858) 587-9333